Exhibit  5.1


October  27,  1998



NBI,  Inc.
1880  Industrial  Circle,  Suite  F
Longmont,  Colorado  80501

Gentlemen:

     This opinion is furnished in connection with the Form SB-2 Registration Statement to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), with respect to authorization and issuance of 1,550,000 shares (the "Shares") of $.01 par value Series A Cumulative Preferred Stock of NBI, Inc, of which up to 1,000,000 shares are to be issued in connection with this offering and up to 550,000 shares are to be issued upon payment of dividends in kind.

     We are general counsel to the Company and have examined such corporate records, certificates and other documents and such questions of law as we consider necessary or appropriate for the purposes of this opinion. On the basis of such examination, it is our opinion that (1) the Company is validly existing as a corporation under the laws of the State of Delaware, and (2) the Shares will be duly authorized upon filing of the amendment to the Certificate of Incorporation authorizing the Shares with the Secretary of State of Delaware and, upon issuance, delivery and payment therefor as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under "Legal Matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                           IRELAND,  STAPLETON,  PRYOR  &  PASCOE,  P.C.


                           By:/s/John  G.  Lewis
                              ----------------------
                                 John  G.  Lewis,  Vice  President